Exhibit (d) (2)

PRIVILEGED AND CONFIDENTIAL

June 19, 2013

KeyBanc Capital Markets

127 Public Square, 6th Floor

Cleveland, OH 44114

Attention:	Mario Toukan

Managing Director, Head of Chemicals Investment Banking

Dear Mr. Toukan:

We understand that a leading custom manufacturer of fine chemicals and specialty chemicals and its affiliates (collectively, the “Company”) is prepared to furnish to us certain information that is confidential, proprietary or otherwise not generally available to the public to assist us in making an evaluation (the “Evaluation”) of the business and prospects of the Company in connection with a possible negotiated transaction involving the Company (a “Transaction”). As a condition to, and in consideration of, the Company furnishing the Information, we hereby agree as follows:

1. Nondisclosure of Information. The Information will (a) be kept strictly confidential by us and (b) not be used by us other than in connection with the Evaluation. We may, however, disclose the Information to our Representatives, but only to the extent our Representatives reasonably need to know the Information in connection with the Evaluation and only to our Representatives who agree to abide by restrictions regarding the disclosure and use of such Information (either contractual, legal or fiduciary) that are comparable to and no less restrictive than those set forth in this letter agreement. We will (i) inform each of our Representatives receiving Information of the confidential nature of the Information and of this letter agreement, (ii) direct our Representatives to treat the Information confidentially and not to use it other than in connection with the Evaluation, and (iii) be responsible for any breach of the terms of this letter agreement applicable to Representatives by our Representatives (including our Representatives who, subsequent to the first date of disclosure of Information hereunder, become our former Representatives). Without the prior written consent of the Company or unless required by law, we will not, and will direct our Representatives not to, disclose to any third person (1) that the Information has been or will be made available to us, (2) that discussions relating to a Transaction have taken or are taking place, or (3) any other facts with respect to any such discussions (all of which in clauses (1), (2) and (3) will be deemed Information for purposes of this letter agreement). We will, at our own expense, take all commercially reasonable measures to prevent, including by restraining our Representatives from, prohibited or unauthorized disclosure or uses of Information.

2. Notice Preceding Compelled Disclosure. If we or any of our Representatives are requested to disclose any Information, we will promptly notify the Company to permit the Company, at its expense, to seek a protective order or to take other appropriate action. We will also, and will cause our Representative to, cooperate as reasonably requested by the Company in the Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Information. If, in the absence of a protective order, we or any of our Representatives are, pursuant to advice of our counsel, compelled as a matter of law to disclose the Information to a third party, we may disclose to the third party compelling disclosure only the part of such Information as is required by law to be disclosed (as advised by counsel). In such case, prior to such disclosure, and to the extent permissible, we will use reasonable efforts at the Company’s expense to advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure, and we will use our reasonable efforts to obtain confidential treatment therefor.

3. Treatment of Information. We will treat and maintain the Information in substantially the same manner as we treat and maintain confidential information in the ordinary course of our business, but in no event with less than reasonable care. We will not use the Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. As soon as reasonably practicable upon the Company’s written request or upon the termination of the Evaluation by us or the Company, we and our Representatives will destroy or return all tangible Information, together with all copies thereof, that has been provided to us or our Representatives, and we and our Representatives will destroy or return all tangible Information prepared by us or our Representatives. Such destruction (or return) will be confirmed in writing to the Company. Any such Information that is not so destroyed (or returned) will remain subject to this letter agreement. We hereby acknowledge that we are aware and that our Representatives have been advised by us that applicable securities laws may prohibit any person who has material, non-public information from purchasing or selling securities of the company to which such information relates or from communicating the information to any other person or entity.

4. Public Information. This letter agreement will not apply to such portions of the Information that, and the term Information shall not include information that (a) are or become generally available to the public through no action by us or our Representatives constituting a breach of this Agreement or (b) are or become available to us on a nonconfidential basis from a source, other than the Company or its Representatives, that we believe, after due inquiry, was not prohibited from so disclosing such portions by a contractual, legal or fiduciary obligation or (c) is independently developed by us or our Representatives without reference to or reliance upon the Information and without violation of any obligation under this letter agreement breach of our obligations hereunder.

5. No Warranty of Accuracy. We acknowledge that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of any Information. We agree that neither the Company nor any of its Representatives will have any liability to us or our Representatives resulting from the use of the Information. The Company hereby expressly disclaims all such warranties, including any implied warranties of merchantability and fitness for a particular purpose, non-infringement and accuracy, and any warranties arising out of course of performance, course of dealing or usage of trade.

6. Certain Actions.

(a) Coordination of Contacts. During the course of the Evaluation, we and our Representatives will not, directly or indirectly, except with the express written consent of the Company, initiate contact for any purpose relating to the Evaluation or any Transaction with any director, officer, employee, or any person we know to be a customer or supplier of the Company or any other third party that we know is an affiliate of the Company. If the Evaluation is terminated by us or by the Company, we and our Representatives will permanently cease all such contacts, whether or not previously authorized. Contacts with respect to the Evaluation or any Transaction should be made through KeyBanc Capital Markets as the Company’s Representative.

(b) Standstill. As of the date of this letter agreement, except as previously disclosed to the Company in writing, we do not beneficially own any securities of the Company entitled to be voted generally in the election of directors or any direct or indirect options or other rights to acquire any such securities (“Voting Securities”). For a period of one year from the date of this letter agreement, except as specifically requested in writing by the Company, neither we nor any of our Representatives acting on our behalf will propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person or directly or indirectly, (i) any form of business combination, acquisition or other transaction relating to the Company or any of its subsidiaries or any of its or its subsidiaries’ assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this letter agreement. Furthermore, for a period of one year from the date of this letter agreement, except as specifically requested in writing by the Company, neither we nor any of our Representatives acting on our behalf will, singly or with any other person or directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, Voting Securities or assets, indebtedness or businesses of the Company, (2) make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities (including by the execution of action by written consent), (3) become a participant in any election contest with respect to the Company, (4) seek to influence any person with respect to the voting or disposition of any Voting Securities, (5) demand a copy of the Company’s list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any Voting Securities or assets, indebtedness or businesses of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this letter agreement, (7) take any action that might require the Company to make a public announcement regarding the possibility of a Transaction, or (8) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Company.

(c) No Solicitation. We further agree that, for a period of two years from the date of this letter agreement, we will not directly or indirectly solicit for employment or hire any of the current directors, officers or employees of the Company with whom we have had contact or that was specifically identified to us during the course of the Evaluation, without obtaining the prior written consent of the Company. Notwithstanding the foregoing, we may solicit and employ such persons by means of general public advertisements or use of search firms not specifically directed to the Company or employees of the Company or if they have been terminated by the Company at least six months prior to the date of solicitation.

(d) Survival. The provisions of this Section 6 will remain in effect for the periods specified herein notwithstanding that some or all of the Information has become publicly disclosed or outdated or that any portion of this letter agreement has become inoperative as to any portion of the Information.

(e) Notice. In the event that either party decides not to proceed with a Transaction, such party will promptly notify the other party of that decision.

7. Certain Obligations Only on Definitive Agreement. No agreement providing for any Transaction will be deemed to exist unless and until a Definitive Agreement has been executed and delivered by each of us and each of the other parties thereto, and we each hereby irrevocably waive any claims (including breach of contract) in connection with any Transaction contemplated hereby unless and until a Definitive Agreement has been so executed and delivered and then only in accordance with the terms thereof and applicable law. Unless and until a Definitive Agreement has been so executed and delivered, none of the Company or any of its Representatives or us or any of our Representatives has any legal obligation of any kind with respect to any Transaction because of this letter agreement or any other written or oral expression with respect to any Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. For purposes of this Section 7, the term “Definitive Agreement” means a definitive, written agreement providing for a Transaction that is fully executed and delivered by the parties thereto and that states it is intended to be binding, and does not include a letter of intent or any other preliminary written agreement, whether or not executed, nor does it include any actual or purported written or verbal acceptance of any offer or proposal. Except as otherwise expressly agreed in writing or as expressly provided herein, the Company and its Representatives will be free to conduct the process relating to any Transaction as they in their sole discretion determine (including changing any procedures relating to a Transaction, or negotiating with and entering into a Definitive Agreement with any other person, without in any such case prior notice to us or to any other person). We will not have any claims against the Company or any of its Representatives arising out of or relating to any Transaction other than those, if any, arising under this letter agreement or as a party to a Definitive Agreement and then only in accordance with the terms hereof or thereof, as the case may be. This letter agreement does not in any manner bind us to negotiate or enter into a Definitive Agreement.

8. Ownership. All Information (including, without limitation, all copies, extracts and portions thereof) is and shall remain the sole property of Company. We do not acquire (by license or otherwise, whether express or implied) any intellectual property rights or other rights under this letter agreement or any disclosure hereunder, except the limited right to use such Information in accordance with the express provisions of this letter agreement. All rights relating to the Information that are not expressly granted hereunder are reserved and retained by Company.

9. Attorney-Client Privilege. To the extent that any Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Information shall remain entitled to all protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

10. General Provisions. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. No document or other action purporting to have been signed on behalf of or to bind the Company will be operative for purposes of this letter agreement unless it is in writing and is signed by an officer of the Company, while such person was still in office. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute a single instrument. This letter agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Monetary damages would not be a sufficient remedy for any violation of the terms of this letter agreement and, accordingly, the Company will be entitled to seek specific performance and injunctive relief as remedies for any violation, in addition to all other remedies available at law or in equity. We consent to personal jurisdiction in any action brought in any federal or state court within the State of Delaware having subject matter jurisdiction in the matter for purposes of any action arising out of this letter agreement. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. In the event that any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, and shall in no way be affected, impaired or invalidated. References to “Sections” in this letter agreement are references to Sections of this letter agreement unless otherwise indicated. This letter agreement constitutes the entire agreement between the parties concerning the confidentiality of the Information in connection with Evaluation and the Transaction and related matters and supersedes all prior or contemporaneous representations, understandings, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom.

11. Certain Definitions. As used in this letter agreement, (a) the terms or phrases “affiliate” and “person” (and the plurals thereof) will have the meanings ascribed to such terms under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) the term the “Company” and any word referring to the Company includes the Company and its affiliates, (c) the term “we,” “us,” and “our” includes the undersigned, (d) all information (written or otherwise) that is confidential, proprietary or otherwise not generally available to the public and that is furnished to us as contemplated by this letter agreement, together with all written or electronically stored documentation prepared by us or our Representatives that is based on or reflects, in whole or in part, such information or the Evaluation is herein referred to as the “Information,” (e) any director, officer, employee, agent, affiliate, lender or representative, including any accountant, attorney and financial advisor, is herein referred to as a “Representative,” and (f) the word “including” means “including, without limitation.”

12. Notwithstanding anything in this letter agreement to the contrary, this Agreement shall not be binding upon, or restrict the activities of, any of our portfolio companies, investment professionals or affiliated investment funds that do not receive Information hereunder.

13. Term This Agreement shall terminate 2 years from the date hereof, without regard to any earlier termination of discussions between the parties relating to a potential Transaction, and without regard to any return, destruction or retention of any Information.

Please sign and return one copy of this letter agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned.

H.I.G. Capital Management, Inc.

By:	/s/ Keval Patel
Name: Keval Patel
Title: Principal

Accepted and agreed to as of the date first shown above:

American Pacific Corporation

By:	/s/ Dana M. Kelley
	Name:	Dana M. Kelley
	Title:	Vice President, Chief Financial Officer and Treasurer

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